Exhibit 99.1

Zoned Properties Appoints Berekk Blackwell as Chief Operating Officer

Expanding its Executive Team and Commercial Real Estate Services

New Role to Advance Growth Divisions for Emerging and Highly Regulated Industries

SCOTTSDALE, Ariz., July 1, 2021 /BusinessWire/ -- Zoned Properties®, Inc. (the “Company”) (OTCQB: ZDPY), a leading real estate development firm for emerging and highly regulated industries including legalized cannabis, today announced the appointment of Berekk Blackwell as Chief Operating Officer.

For the past year, Blackwell has played a significant role in Zoned Properties’ operational expansion as Director of Business Development, successfully launching several new growth projects. Prior to joining Zoned Properties, Blackwell developed domestic and international markets for Kahala Brands, a global franchise organization with more than 3,000 retail locations in over a dozen countries. The conglomerate included Cold Stone Creamery, Blimpie Subs, and other name-brand quick service restaurant (QSR) franchises. Most recently, Blackwell broadened his capital market background leading emerging brand and portfolio operations for several private equity groups investing in the restaurant franchise space.

With the recent advancement of the Company’s growth divisions, Blackwell will oversee Zoned Properties’ Commercial Real Estate Advisory, Brokerage, Franchise, and PropTech Data services. Blackwell will continue to expand Zoned Properties’ team of Senior Advisors across the country in tandem with overall business development. The Company’s full-spectrum of commercial real estate services is helping clients and projects across the country enhance value and mitigate risk in emerging and highly regulated industries.

“Coming from international franchise operations, which can be one of the most highly regulated industries in business, I have been able to quickly identify strategic parallels to assimilate into the cannabis industry. We plan to leverage common best practices from these various emerging sectors to drive momentum across each of the operational divisions for Zoned Properties,” said Berekk Blackwell, Chief Operating Officer for Zoned Properties.

Chairman and Chief Executive Officer, Bryan McLaren, plans to continue recruiting talented individuals to contribute to the Company’s core mission, vision, and values. The investment in new executive talent will increase the Company’s ability to identify, develop, and deliver critical needs for complex real estate projects from start to finish.

“Berekk has been absolutely essential to the launch of Zoned Properties’ advanced client offerings and our collection of growth services. For the past year, he has played an integral role in developing our multilayered approach to commercial real estate through purpose-built solutions for complex and highly regulated business landscapes,” said Bryan McLaren.

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties is a leading real estate development firm for emerging and highly regulated industries, including regulated cannabis. The company is redefining the approach to commercial real estate investment through its integrated growth services.

Headquartered in Scottsdale, Arizona, Zoned Properties has developed a full spectrum of integrated growth services to support its real estate development and investment model; Advisory Services, Brokerage Services, Franchise Services, and PropTech Data Services each cross-pollinate within the model to drive project value associated with complex real estate projects. With national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries.

Zoned Properties is an accredited member of the Better Business Bureau, the U.S. Green Building Council, and the Forbes Real Estate Council. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”). Zoned Properties corporate headquarters are located at 14269 N. 87th Street, Suite 205, Scottsdale, Arizona. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

Twitter: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

COVID-19 Statement

In March 2020, the World Health Organization declared COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. We are monitoring this closely, and although operations have not been materially affected by the COVID-19 outbreak to date, the ultimate duration and severity of the outbreak and its impact on the economic environment and our business is uncertain. Currently, all of the properties in our portfolio are open to our Significant Tenants and their customers and will remain open pursuant to state and local government requirements. We did not experience in 2020, and we do not foresee in 2021, any material changes to our operations from COVID-19. Our tenants are continuing to generate revenue at these properties and they have continued to make rental payments in full and on time and we believe the tenants’ liquidity position is sufficient to cover its expected rental obligations. Accordingly, while we do not anticipate an impact on our operations, we cannot estimate the duration of the pandemic and potential impact on our business if the properties must close or if the tenants are otherwise unable or unwilling to make rental payments. In addition, a severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our properties and a decreased ability to raise additional capital when needed on acceptable terms, if at all. At this time, the Company is unable to estimate the impact of this event on its operations.

Media Relations

Proven Media

Neko Catanzaro

Tel (401) 484-4980

neko@provenmediaservices.com

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com